                                                FILED PURSUANT TO RULE 424(b)(3)
                                           REGISTRATION STATEMENT NO. 333-121263

               Pricing Supplement No. 1654 Dated 01 November 2006

                         Queensland Treasury Corporation

                      Issue of A$40,000,000 Global A$ Bonds
      Guaranteed by The Treasurer on behalf of The Government of Queensland under the A$15,000,000,000 Global A$
                  Bond Facility issued on a consolidated basis
                       with the Global A$ Bonds due 2011,
    currently totaling A$2,877,308,000 (A$2,112,503,000 including buy backs)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

1.   (i) Issuer:                             Queensland Treasury Corporation

     (ii)Guarantor:                          The Treasurer on behalf of the Government of Queensland

2.       Benchmark line:                     2011
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 June, 2011 , ISIN
                                             US748305C27)

3.       Specific Currency or Currencies:    AUD ("A$")

4.   (i) Issue price:                        102.211%

     (ii)Dealers' fees and commissions       No fee or commission is payable in respect of the issue
         paid by Issuer:                     of the bond(s) described in this Pricing Supplement.
                                             Instead, QTC pays fees and
                                             commissions in accordance with the
                                             procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

5.       Specified Denominations:            A$1,000

6.   (i) Issue Date:                         06 November 2006
     (ii)Record Date:                        6 June/6 December. Security will be ex-interest on and
                                             from 7 June/7 December
    (iii)Interest Payment Dates:             14 June/14 December

7.       Maturity Date:                      14 June 2011

8.       Interest Basis:                     6 per cent Fixed Rate

9.       Redemption/Payment Basis:           Redemption at par

10.      Change of Interest Basis or         Not Applicable
         Redemption/Payment Basis:

11.  (i) Status of the Bonds:                Senior and rank pari passu with other senior, unsecured
                                             debt obligations of QTC

     (ii)Status of the Guarantee:            Senior and ranks pari passu with all its other unsecured
                                                                     obligations

12.      Method of distribution:             Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

     (i) Rate(s) of Interest:                6 percent per annum payable semi-annually in arrears

     (ii)Interest Payment Date(s):           14 June and 14 December in each year up to and including
                                                               the Maturity Date

     (iiiFixed Coupon Amount(s):             A$30 per A$1,000 in nominal amount

     (iv)Determination Date(s):              Not Applicable

     (v) Other terms relating to the         None
         method of calculating interest
         for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
14.      Final Redemption Amount:            A$1,000 per bond of A$1,000 Specified Denomination

15.      Early Redemption Amount(s)          Not Applicable
         payable on redemption for
         taxation reasons or on event of
         default and/or the method of
         calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.      Form of Bonds:                      Permanent Global Note not exchangeable for Definitive
                                             Bonds

17.      Additional Financial Centre(s)      Not Applicable
         or other special provisions
         relating to Payment Dates:

18.      Talons for future Coupons or        No
         Receipts to be attached to
         Definitive Bonds (and dates on
         which such Talons mature):

19.      Other terms or special              Not Applicable
         conditions:

                                  DISTRIBUTION
20.  (i) If syndicated, names and            Not Applicable
         addresses of Managers and
         underwriting commitments:

     (ii)Date of Dealer Agreement:           01 November 2006 (the "Trade Date")

     (iiiStabilizing Manager(s) (if any):    Not Applicable

21.      If non-syndicated, name and         Citigroup Global Markets Australia
         address of relevant Dealer:         Level 40, 2 Park Street
                                             Citigroup Centre
                                             Sydney NSW 2000
22.      Whether TEFRA D or TEFRA C          TEFRA Not Applicable
         rules applicable or TEFRA rules
         not applicable:
23.      Additional selling restrictions:    Not Applicable

                              LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
   --------------------------------
            Duly authorized

                          PART B -- OTHER INFORMATION


1.       LISTING
(i)      Listing:                                   Bourse de Luxembourg.

(ii)     Admission to trading:                      Application has been made for the bonds to be
                                                    admitted to trading on the regulated market of the
                                                    Bourse de Luxembourg with effect from the Issue
                                                    Date.
2.       RATINGS
         Ratings:                                   The bonds to be issued have been rated:

                                                    S&P:              AAA
                                                    Moody's:          Aaa

                                                    An obligation rated 'AAA' by
                                                    S&P has the highest credit
                                                    rating assigned by Standard
                                                    & Poor's. The obligor's
                                                    capacity to meet its
                                                    financial commitment on the
                                                    obligation is extremely
                                                    strong.

                                                    Obligations rated Aaa by
                                                    Moody's are judged to be of
                                                    the highest quality with
                                                    minimal credit risk.

                                                    A credit rating is not a
                                                    recommendation to buy, sell
                                                    or hold securities and may
                                                    be revised or withdrawn by
                                                    the rating agency at any
                                                    time. Each rating should be
                                                    evaluated independently of
                                                    any other rating.

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
(i)      Reasons for the Offer:                       See "Use of Proceeds" section in the
                                                      prospectus supplement.

(ii)     Estimated net proceeds:                      Not Applicable.

(iii)    Estimated total expenses:                    Not Applicable.

5.       YIELD
         Indication of yield:                         6.04%

                                                      Calculated as 7 basis
                                                      points less than the yield
                                                      on the equivalent A$
                                                      Domestic Bond issued by
                                                      the Issuer under its
                                                      Domestic A$ Bond Facility
                                                      on the Trade Date.

                                                      The yield is calculated on
                                                      the Trade Date on the
                                                      basis of the Issue Price.
                                                      It is not an indication of
                                                      future yield.

6.       OPERATIONAL INFORMATION
(i)      ISIN Code:                                   US748305BC27

(ii)     Common Code:                                 010926238

(iii)    CUSIP Code:                                  748305BC2

(iv)     Any clearing system(s) other than            Not Applicable
         Depositary Trust Company, Euroclear Bank
         S.A./N.V. and Clearstream Banking, societe
         anonyme and the relevant identification
         number(s):

(v)      Delivery:                                    Delivery free of payment

(vi)     Names and addresses of additional Paying     Not Applicable
         Agent(s) (if any):
